UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2012

THE PMI GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-13664	94-3199675
(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road, Walnut Creek, California	94597-2098
(Address of Principal Executive Offices)	(Zip Code)

(925) 658-7878

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 7.01	Regulation FD Disclosure.

On December 18, 2012, the Stipulation of Settlement (the “Stipulation”) entered into by The PMI Group, Inc. (“TPG” or the “Registrant”), the Official Committee of Unsecured Creditors in TPG’s Chapter 11 bankruptcy case (the “Creditors’ Committee”), TPG’s subsidiary PMI Mortgage Insurance Co. (“MIC”), the receiver for MIC (the “Receiver”) and the special deputy receiver of MIC (the “Deputy Receiver” and, together with MIC, TPG, the Creditors’ Committee and the Receiver, the “Parties”), with respect to certain issues that were in dispute among the Parties, became effective.

The following events also occurred on December 18, 2012:

•

Pursuant to the terms of the Stipulation, TPG’s three reinsurance subsidiaries (the “TPG Reinsurers”) entered into commutation agreements pursuant to which all risk that MIC and certain of MIC’s subsidiaries had previously ceded to the TPG Reinsurers was commuted and outstanding intercompany amounts were settled in return for payments from the TPG Reinsurers to MIC and certain of its subsidiaries of an amount that was valued at approximately $47.4 million in the aggregate.

•

The Director of the Department of Insurance of the State of Arizona (the “Director”) issued an Order Abating Supervisions whereby the October 20, 2011 Supervision Order was abated with regard to the TPG Reinsurers (the “Abatement Order”). Among other things, the Abatement Order provides that each TPG Reinsurer is to maintain no less than the minimum capital and surplus of $1,500,000 plus an additional $100,000 for market fluctuations, financial, reporting and administrative expenses for a total of $1,600,000 and that no TPG Reinsurer may write any insurance and/or reinsurance business, in or outside of Arizona, without the prior written approval of the Director.

•	The TPG Reinsurers distributed an aggregate of approximately $27 million in cash to TPG.

In addition, TPG was informed by MIC that, on December 19, 2012, MIC had transferred to TPG the $20 million that MIC was required to pay to TPG pursuant to the terms of the Stipulation in connection with the exclusive use by MIC of $1 billion of net operating loss carryforwards.

Please refer to the Registrant’s Current Report on Form 8-K, filed on December 17, 2012, for further information regarding the terms and conditions of the Stipulation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2012		The PMI Group, Inc. (Registrant)

	By:	/s/ L. Stephen Smith
L. Stephen Smith
Chief Executive Officer